Exhibit 99.1

For Immediate Release:	November 19, 2010
Home BancShares and Centennial Bank Further Enhance Florida Panhandle
Franchise With Strategic In-Market Acquisition
     Conway, AR — November 19, 2010 — Centennial Bank, a wholly-owned subsidiary of Home BancShares, Inc. (NASDAQ GS: HOMB) announced today it has acquired the banking operations of Gulf State Community Bank (“Gulf State”) headquartered in Carrabelle, Florida, through loss-sharing agreements with the Federal Deposit Insurance Corporation (“FDIC”).
     Depositors of Gulf State will automatically become depositors of Centennial Bank, and their deposits will continue to be insured by the FDIC up to $250,000. Customers may access their accounts through automated teller machine transactions, checks, online banking and debit card transactions. Gulf State locations normally open on Saturday will open under regular business hours on Saturday, November 20, 2010, as branches of Centennial Bank. All remaining locations will open under regular business hours on Monday, November 22, 2010, as branches of Centennial Bank. Additionally, checks drawn on Gulf State will continue to be processed, and loan customers should continue to make their payments as usual.
     During the transition period, Gulf State customer accounts will be transitioned to Centennial Bank accounts with customers ultimately enjoying the benefits of Centennial Bank’s convenient locations, plus an extensive selection of products and services. Customers may continue banking as usual and feel confident their deposits are secure, now backed by one of the country’s strongest and safest financial institutions. Employees and vendors should continue to operate business as usual.

     “We continue to execute on our very successful acquisition strategy in Florida and are happy to report yet another strategic in-market acquisition which is additive to the Coastal Community Bank, Bayside Savings Bank and Wakulla Bank transactions in the Florida Panhandle. This core deposit franchise will further enhance our strong presence in Wakulla and Franklin counties. Gulf State has been focused on the customers and the communities it serves for four decades, and this will continue under the Centennial Bank umbrella. We look forward to serving the needs of the Franklin County communities in addition to Wakulla”, said Randy Sims, Chief Executive Officer of Home BancShares and Centennial Bank.
     “We are very excited to continue building our Panhandle franchise. The regional economy continues to grow, and the unemployment rate remains well below the Florida state average in the Panhandle area. We again anticipate a smooth and seamless transition, similar to our experiences with our previously announced FDIC-assisted acquisitions. We cordially welcome Gulf State customers to the Centennial Bank family. Our local Centennial Bank team along with management from Home BancShares has been deployed to assist in the weekend resolution process.”
Financial Highlights
(based on data as of September 30, 2010)
•	The acquisition is expected to provide Centennial Bank:
•	Assets of approximately $112 million,

•	Loans of approximately $74 million (before loan discounts and FDIC receivables),

•	Investment securities of approximately $11 million,

•	Deposits of approximately $100 million.
•	The FDIC provides 80% loss coverage on the covered Single Family Residential and Commercial loans

•	Pro forma for completion of this transaction, including the Company’s other recent acquisitions in the Florida panhandle, Centennial Bank will have #1 deposit market share in both Franklin County and Wakulla County.

•	This transaction is expected to have the following financial impact on the Company:
•	Immediately accretive to net income and diluted earnings per share,

•	Immediately accretive to book value per share and tangible book value per share.
     Upon completion of the acquisition, the Company will continue to remain well in excess of “well capitalized” by regulatory standards, with no additional capital required to support this transaction.
     Additional information regarding the acquisition is provided in a supplemental presentation available on the Company’s website at www.homebancshares.com, under the “Investor Relations” section.

General
     Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Our wholly-owned subsidiary Centennial Bank provides a broad range of commercial and retail banking and related financial services to businesses, real estate developers and investors, individuals and municipalities. Centennial Bank has locations in central Arkansas, north central Arkansas, southern Arkansas, the Florida Keys, southwestern Florida, central Florida and the Florida Panhandle. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “HOMB.”
     This release contains forward-looking statements regarding the Company’s plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Home BancShares, Inc.’s financial results are included in its Annual Report on Form 10-K for the year ended December 31, 2009, and in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010 filed with the Securities and Exchange Commission.
FOR MORE INFORMATION CONTACT:

Randy Sims	Randy Mayor
Chief Executive Officer	Chief Financial Officer
(501) 472-9571	(501) 472-1849